Exhibit 99.1

Contacts:	Tammy Schachter Senior Director, Corporate Communications 650-628-7223 tschachter@ea.com	Tricia Gugler Director, Investor Relations 650-628-7327 tgugler@ea.com

EA TO ORGANIZE UNDER FOUR LABELS:

EA SPORTS, EA GAMES, EA CASUAL ENTERTAINMENT

AND THE SIMS

New Structure Brings Teams Closer to Customers

and Speeds New Products and Services to Market

REDWOOD CITY, Calif. – June 18, 2007 – Electronic Arts Inc. (NASDAQ: ERTS) today announced that the company will organize its business into four Labels: EA Sports, EA Games, EA Casual Entertainment and The Sims. Each Label will operate with dedicated studio and publishing teams focused on consumer-driven priorities. The new structure is designed to streamline decision-making, improve global focus, and speed new ideas to the market.

The four Labels will be organized as follows:

•

The Sims – Led by Label President Nancy Smith. This team created the model on which the new organization is built. Upcoming releases include: MySims™ for the Wii™ and Nintendo DS™, SimCity™ Societies, and The Sims Castaway Stories and many more.

•

EA Games – Led by Label President Frank Gibeau. This label includes Need for Speed™, Medal of Honor™, SPORE™, Battlefield, Burnout™, Command & Conquer™, The Simpsons™ and more. EA Games will also be home to the EA Partners publishing business.

•

EA Casual Entertainment – Led by Label President Kathy Vrabeck. This team will focus on lighter, more accessible games for families and new consumers. The portfolio will include EA franchises and games such as Harry Potter™, Boogie™ and others. This group will also be home to EA Mobile™ and EA’s casual suite of online games, Pogo.com™.

•

EA SPORTS – Without question, the strongest brand in interactive entertainment. This team is responsible for many of the company’s flagship franchises including Madden NFL, NBA Live, FIFA Soccer, Tiger Woods PGA TOUR®, NHL® Hockey and NASCAR®. EA Executive Vice President Joel Linzner will oversee this group until a president of EA Sports is announced.

The four Labels will be supported by two new groups: Central Development Services and Global Publishing. Central Development Services, led by Executive Vice President John Schappert, will include leadership on technology, operations, EA’s online platform, and the office of the Chief Creative Officer. EA Global Publishing will be responsible for strategic planning, field marketing, sales and distribution in Asia, Europe, Latin America and North America.

The new structure maintains worldwide support teams for Finance, IT, Legal and Human Resources.

“This transition will be implemented over the course of the coming months,” said EA Chief Executive Officer John Riccitiello. “EA is privileged to have a deep bench of proven talent and our new structure encourages people to bring great ideas into the market more quickly. There will be more games and services for core consumers and new gamers and better focus on operational efficiency.”

###

About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, cellular handsets and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS™, EA™, EA SPORTS BIG™ and POGO™. In fiscal 2007, EA posted revenue of $3.09 billion and had 24 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

EA, EA SPORTS, EA SPORTS BIG, POGO, Pogo.com, EA Mobile, The Sims, MySims, SimCity, Need for Speed, Medal of Honor, Spore, Burnout, Command & Conquer and Boogie, are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries. John Madden, NFL, NBA, NHL, NASCAR, Tiger Woods, PGA TOUR and FIFA are trademarks or other intellectual property of their respective owners and used with permission. Simpsons TM & ©2007 Twentieth Century Fox Film Corporation. HARRY POTTER characters, names and related indicia are trademarks of and © Warner Bros. Entertainment Inc. Harry Potter Publishing Rights © JKR. Wii and Nintendo DS are trademarks of Nintendo. All other trademarks are the property of their respective owners.

Some statements in the future tense contained in this release are forward-looking statements that are subject to change. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause the Company’s results to differ materially from its expectations are described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007. These forward-looking statements speak only as of the date of this release and Electronic Arts assumes no obligation and does not intend to update these forward-looking statements.